Exhibit 3.1
CERTIFICATE OF INCORPORATION
(CONFORMED COPY)
OF
SIGMA-ALDRICH CORPORATION

FIRST: The name of the corporation is Sigma-Aldrich Corporation.
SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH: The total number of shares of common stock which the corporation is authorized to issue is four hundred fifty million (450,000,000), at a par value of one dollar ($1.00) per share, and the total number of shares of preferred stock which the corporation is authorized to issue is ten million (10,000,000), at a par value of one dollar ($1.00) per share.
The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
FIFTH: The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Jere D. McGaffey	777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

SIXTH: The number of initial directors constituting the initial Board of Directors is four (4) and the name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

NAME	MAILING ADDRESS
Alfred R. Bader	940 West St. Paul Avenue
Milwaukee, Wisconsin 53233

Marvin E. Klitsner	777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Aaron Fischer	3500 DeKalb Street
St. Louis, Missouri 63118

Jerome W. Sandweiss	611 Olive Street
St. Louis, Missouri 63102

The number of directors which shall constitute the whole Board of Directors shall be fixed by or in the manner provided in the By-laws.
SEVENTH: The corporation is to have perpetual existence.
EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.
NINTH: No action required by statute to be taken at any annual or special meeting of stockholders, nor any action which may be taken at any annual or special meeting of such stockholders, may be taken by stockholders without a meeting, without prior notice and without a vote, unless a consent in writing, setting forth the action so taken, shall be signed by the holders of all outstanding stock entitled to vote thereon.
TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Election of directors need not be by written ballot unless the By-laws of the corporation shall so provide.
ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, in no event shall this Article Eleventh or Article Twelfth be amended, altered, changed or repealed with less than an affirmative vote of the holders of at least the majority of all the outstanding shares of the corporation entitled to vote at a meeting of stockholders called for such purpose.
TWELFTH: (a) The approval of any Business Combination shall require the affirmative vote of the holders of at least the majority of all the outstanding stock of the corporation entitled to vote at a meeting of stockholders called for such purpose.
(b)     For purposes of this Article Twelfth, the term “Business Combination” shall mean:

(i)
any merger or consolidation of the corporation with any other corporation or the acquisition by merger or consolidation of another company by a subsidiary of the corporation through the issuance of a number of shares of the corporation in excess of thirty-five percent of the then outstanding shares of the corporation;

(ii)
any sale, lease exchange, transfer or other disposition (in one transaction or series of transactions) to or with any individual, corporation, partnership or other person or entity of any assets (including stock of a subsidiary) of the corporation or of its subsidiaries that have an aggregate book value of twenty percent of the total assets of the corporation as shown on its consolidated balance sheet as of the calendar quarter immediately preceding any such transaction;

(iii)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation; or

(iv)
any transaction involving the corporation or any of its subsidiaries, including the issuance or transfer of any securities of, any reclassification of securities of, or any recapitalization of, the corporation or any of its subsidiaries, or any merger or consolidation of the corporation with any of its subsidiaries if the transaction would have the effect, directly or indirectly, for increasing the proportionate share of the outstanding shares f any class of equity or convertible securities of the corporation or any subsidiary which shares may be entitled to vote on the transactions set forth in (i), (ii) or (iii) above.

THIRTEENTH: Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly hereunto set my hand this 8th day of May, 1975.

/s/ Jere D. McCaffey